Press Release July 14, 2005

ÉLÉONORE PROJECT

DEEP DRILLING CONFIRMS ROBERTO TO A DEPTH OF 600 m AND YIELDS UP TO 11.8 g/t Au / 24.2 m
ROBERTO NORTH EXTENSION CONFIRMED BY STRIPPING
ROBERTO FW GRADES 4.49 g/t Au / 32.2 m TO A DEPTH OF 660 m.

Virginia Gold Mines Inc. (“Virginia”) is pleased to announce new developments concerning the exploration program currently in progress on the Éléonore property (100% Virginia), located in the Opinaca reservoir, James Bay. In total seven (7) new holes (ELE-05-114 to ELE-05-120) tested the Roberto mineralized system and have once again yielded very good results at depth. Furthermore, a recently initiated stripping program confirmed the extension of the Roberto zone on the north shore of the reservoir.

Depth Extension
New holes confirmed the continuity of the Roberto zone to a vertical depth of 600 m and crosscut very good intersections including 11.8 g/t Au / 24.2 m (ELE-05-117), 18.67 g/t Au / 7.25 m (ELE-05-116), 22.41 g/t Au / 2 m (ELE-05-115B) and 6.76 g/t Au / 9.5 m (ELE-05-114) (see longitudinal). Hole ELE-05-115B also intersected the Mid-Roberto zone, which graded 9.98 g/t Au / 6 m. The Mid-Roberto and Roberto zones are interpreted as being two subsidiary branches that can anastomose to form one single zone.

Hole ELE-05-116 also crosscut another mineralized intersection that graded 4.49 g/t Au / 32.2 m to a vertical depth of 660 m. This mineralized zone, located about a hundred metres in the footwall of the Roberto zone, interpreted as being the Roberto FW zone, which had never reported such good results until now.

The Roberto mineralized system remains totally open at depth.

North Extension
Mechanical stripping, recently initiated, also yielded very encouraging results, as the extension of the Roberto zone was confirmed on the north shore of the Opinaca reservoir in trench TR-52 (see surface plan). The zone is ENE- oriented and presents typical alterations and arsenopyrite mineralization over a width of 5 to 6 m. A quartz vein (less than 1 m thick) showing several visible gold grains is present within the mineralized zone. The zone was tested by two channels, approximately 10 m apart, which graded 11.7 g/t Au / 5 m (including 53.66 g/t Au / 1 m) and 22.3 g/t Au / 4 m (including 84.36 g/t Au / 1 m). This new discovery is very significant and lengthens the known extension of the Roberto system by 100 m.

New Peripheral Zones
Holes also crosscut many other very significant auriferous intersections approximately 400 m to the east of the Roberto system (see surface plan). Best results include 16.76 g/t Au / 5 m and 9.92 g/t Au / 3 m (ELE-05-114), 3.20 g/t Au / 20 m and 33.01 g/t Au / 1 m (ELE-05-115B), 465.75 g/t Au / 1.11 m and 44.29 g/t Au / 1 m (ELE-05-119), 20.8 g/t Au / 1 m (ELE-05-117) and 17.44 g/t Au / 1 m (ELE-05-116). Mineralization is typical of the Roberto style and consists in microcline-tourmaline alteration zones with disseminated sulphides (Aspy-Po) and quartz veinlets. The exact geometry of these new peripheral zones and their relation with the Roberto mineralized system are not well defined but are being interpreted for now as a series of north-south-oriented, parallel zones.

These results are very encouraging since the Roberto system is now traced over more than 1.3 km laterally and to a vertical depth of 600 m and remains totally open. Furthermore, new zones seem to emerge in the periphery of the Roberto system, which indicates once again the very promising potential of the Éléonore property. In June, Virginia initiated an intensive drilling program (three drills) and mechanical stripping to accelerate the evaluation of the Roberto system and its peripheral zones.

Work is carried out by the personnel of Services Techniques Geonordic Inc., under the supervision of Geological Engineer, Paul Archer. He is a qualified person (as defined by National Instrument 43-101) and has more than 20 years of experience in exploration.

In 2004 Virginia set up an Analytical Quality Assurance Program to control and assure the analytical quality of assays in its gold exploration. This program includes the systematic addition of blank samples and certified standards to each batch sample sent for analysis at commercial laboratories. Blank samples are used to check for possible contamination in laboratories while certified standards determine the analytical accuracy and precision.

Samples are sent for assaying to Laboratoire Expert Inc. in Rouyn-Noranda. Samples are assayed by fire-assay followed by atomic absorption or gravimetry according to industry standards. For each significant mineralized intersection, 10% of the samples (1 to 2 per intersection) are quarter split and the core is sent to a second certified laboratory. Furthermore, each pulp from the quarter split is returned to the first laboratory for a second gold analysis in order to cross check the analytical reproducibility.

Virginia Gold Mines Inc. is among the most active mining exploration companies in Quebec with a working capital of over $36 million, debt free, and with approximately 45 million shares issued and outstanding. Virginia’s shares trade on the Toronto Stock Exchange (TSX) under the symbol VIA. Virginia concentrates its activities on its numerous properties that are spread over the vast unexplored regions of northern Quebec.

For further information:
André Gaumond, President
Amélie Laliberté, Investor Relations
Tel: (800) 476-1853 -(418) 694-9832
Fax: (418) 694-9120
E-mail: mines@virginia.qc.ca
Internet: www.virginia.qc.c

SYSTÈME ROBERTO SYSTEM – RÉSULTATS DES FORAGES / DRILL RESULTS

Hole/ Forage	Line/ Ligne	Station	Azimuth/ Azimut	Dip/ Inclin.	Length (m) / Longueur	From/ de	To/ à	Length in meters/ Longueur en mètres		g/t Au		Zone
ELE-05-114	68+42E	31+25N	263	-54	726	557.0	560.0	3.0	(2.9)	4.26		Roberto-Est
						623.1	632.6	9.5	(9.1)	6.76		Roberto
ELE-05-115B	68+86E	31+25N	268	-59	900	582.0	587.0	5.0	(5.0)	2.41		Roberto-Est
						667.0	673.0	6.0	(6.0)	9.98		MID-Roberto
						747.0	749.0	2.0	(1.9)	22.41		Roberto
ELE-05-116	68+50E	31+90N	270	-57	906	667.0	668.0	1.0	(0.9)	26.12		Roberto-Est
						699.0	706.25	7.25	(6.5)	18.67	7.31(coupé)	Roberto
						821.8	853.0	31.2	(30.0)	4.49		Roberto (FW)
ELE-05-117	68+00E	31+90N	266	-55	816	561.9	563.0	1.1		6.18		Roberto-Est
						636.0	660.2	24.2	(22.0)	11.80	10.97(coupé)	Roberto
ELE-05-118	67+50E	29+00N	184	-49	462					LV		Roberto-Est
										LV		MID-Roberto
ELE-05-119	68+05E	32+70N	266	-56	800	579.25	582.2	2.95		Pending		Roberto-Est
						693.0	697.0	4.0	(3.6)	4.61 (partiel)		Roberto
ELE-05-120	67+75E	29+35N	266	-56	800					LV		Roberto-Est
						561.0	563.0	2.0	(1.85)	4.96		Roberto
									(2.5) = Épaisseur vraie / True thickness
Nouvelles zones périphériques / New peripheral zones
ELE-05-114	68+42E	31+25N	263	-54	726	133.0	136.0	3.0		9.92
						160.0	165.0	5.0		16.76	11.33(coupé)
ELE-05-115B	68+86E	31+25N	268	-59	900	310.0	311.0	1.0		33.01
						435.8	455.8	20.0		3.20
ELE-05-116	68+50E	31+90N	270	-57	906	143.0	144.0	1.0		17.44
						173.0	174.0	1.0		8.33
ELE-05-117	68+00E	31+90N	266	-55	816	97.0	98.0	1.0		20.80
ELE-05-118	67+50E	29+00N	184	-49	462	96.4	98.4	2.0		9.28		Zone Sud
ELE-05-119	68+05E	32+70N	266	-56	800	128.55 151.0	129.66 152.0	1.11 1.0		465.75 44.29